Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS SECOND QUARTER REVENUES

OF $28.7 MILLION; 283 PERCENT YEAR-OVER-YEAR GROWTH,

33 PERCENT QUARTER-OVER-QUARTER

2005 Revenue Guidance Raised to $120 – 125 Million

REDWOOD CITY, CALIF—July 27, 2005—FoxHollow Technologies, Inc., (NASDAQ: FOXH), which manufactures and markets the SilverHawk™ Plaque Excision System—a minimally invasive device for the treatment of peripheral artery disease (PAD)—today reported results for the second quarter and first six months of fiscal 2005.

Revenue for the quarter ended June 30, 2005, was $28.7 million, a 33 percent increase over revenues of $21.5 million in the first quarter of 2005, and a 283 percent increase over revenues of $7.5 million in the second quarter of 2004.

The company reported a gross margin of 69 percent in the second quarter of 2005, versus 59 percent in the first quarter of 2005 and 19 percent in the second quarter of 2004. These figures include non-cash, stock-based compensation charges.

Net loss for the quarter was $3.4 million, or $0.15 per share, compared with a net loss of $6.5 million, or $0.29 per share, in the first quarter of 2005, and a net loss of $8.8 million in the second quarter of 2004. Included in these results are non-cash, stock-based compensation expenses of $1.9 million in the second quarter of 2005, $1.8 million in the first quarter of 2005 and $1.2 million in the second quarter of 2004.

“Our results for the quarter reflect the continued success of the SilverHawk as an effective treatment for PAD. The SilverHawk has been used to treat a rapidly growing number of patients, increasing our penetration of the market. We are encouraged by physician customers who are achieving excellent patient outcomes by restoring mobility, preventing amputations and saving lives,” said Robert W. Thomas, president and chief executive officer of FoxHollow.

“Our success is a direct reflection of the talent and effort of individuals throughout the company. The significant increase in our gross margin demonstrates improvements to our manufacturing operations, even as we’ve expanded our production capacity to approximately 15,000 units per quarter. We also have continued to aggressively grow our sales force. We ended the quarter with 119 direct salespeople—a 50-person increase since the end of 2004. We now expect to end 2005 with 170 salespeople. We believe that our marketing initiatives are succeeding at raising awareness of both the prevalence of PAD and the effectiveness of treating it with the SilverHawk, and that we are also benefiting from the continued reporting of compelling clinical data,” he added.

Mr. Thomas noted that the first one-year interim data from 87 patients in the company’s multi-center TALON study were presented during the quarter. The data showed that patients treated with the SilverHawk and followed for one year had a clinical patency rate of

80 percent. According to the 2000 Transatlantic Inter-Society Consensus (TASC) study, angioplasty and stenting, have one-year patency rates of 61-67 percent. In peer-reviewed, published literature, surgical bypass results at one year have demonstrated patency rates of 77-81 percent. In addition, there were no serious complications reported from the interim TALON data, and minor complications were experienced in just 4.6 percent of the cases.

The company reported that revenue for the first six months of 2005 was $50.2 million versus $12.3 million in the first six months of 2004. The net loss in the first six months of 2005 was $10.0 million, compared to $15.0 million in the first six months of 2004.

Guidance for the Third Quarter and Full Year 2005

For the third quarter of 2005, FoxHollow expects revenue in the range of $32-$34 million and a net loss excluding stock-based compensation expense in the range of $500,000-$1.0 million.

For the full year of 2005, the company forecasts revenue in the range of $120-$125 million. This compares with prior guidance for full year revenues of $99-$105 million. The net loss for 2005, excluding stock-based compensation, is expected to be in the range of $5.5-$7.0 million. This compares with a range of $8-$10 million provided in the prior quarter. The company anticipates reaching profitability, excluding stock-based compensation, in the fourth quarter of 2005.

Stock-based compensation expense will vary depending on the price of the company’s stock and future stock grant practices, as well as other factors. The inclusion of stock-based compensation expense will cause reported net losses to be larger than the guidance provided here.

Conference Call

The company will hold a conference call today at 2 p.m. Pacific Daylight Time (5 p.m. Eastern Daylight Time). The teleconference can be accessed via the investor relations section of the company’s website at http://www.foxhollowtech.com, or by calling 888-889-5602 (domestic), or 973-582-2734 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available two hours after the conference call concludes through 7 p.m., Eastern Daylight Time, August 10, 2005, by dialing 877-519-4471, or 973-341-3080, passcode 6272332. An online archive of the webcast will be available for at least two months by accessing the investor relations section of the company’s website at http://www.foxhollowtech.com.

About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning FoxHollow’s ability to develop and penetrate the PAD market, the size of the market opportunity, expectations regarding the number of sales representatives and guidance provided for the third quarter and full year 2005, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. FoxHollow’s second quarter 2005 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on FoxHollow’s business and financial results are detailed in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 13, 2005. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

mferguson@foxhollowtech.com

Duke Rohlen

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com

Leslie Trigg

Media Relations

650-421-8539

ltrigg@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$18,790	$27,506
Short-term investments	39,493	42,887
Accounts receivable, net	14,060	7,666
Inventories	11,064	7,619
Prepaid expenses and other current assets	1,904	1,091

Total current assets	85,311	86,769

Property and equipment, net	6,476	3,506
Other assets	562	561

Total assets	$92,349	$90,836

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,640	$3,757
Accrued liabilities	8,433	5,406

Total liabilities	15,073	9,163

Stockholders’ equity
Common stock	23	22
Additional paid-in capital	172,447	169,389
Deferred stock-based compensation	(11,636)	(14,202)
Other comprehensive loss	(98)	(41)
Accumulated deficit	(83,460)	(73,495)

Total stockholders’ equity	77,276	81,673

Total liabilities and stockholders’ equity	$92,349	$90,836

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenue	$28,724	$7,497	$50,202	$12,272
Cost of revenue (1)	8,863	6,048	17,754	10,157

Gross profit	19,861	1,449	32,448	2,115

Operating expenses:
Research and development (1)	2,513	1,748	4,922	2,963
Selling, general and administrative (1)	21,272	8,538	38,392	14,207

Total operating expenses	23,785	10,286	43,314	17,170

Loss from operations	(3,924)	(8,837)	(10,866)	(15,055)

Interest and other income	484	30	903	56
Interest and other expense	(2)	(2)	(2)	(2)

Net loss	(3,442)	(8,809)	(9,965)	(15,001)

Dividend related to beneficial conversion feature of convertible preferred stock	—	(14,197)	—	(15,977)

Net loss attributable to common stockholders	$(3,442)	$(23,006)	$(9,965)	$(30,978)

Net loss per common share:
Basic and diluted	$(0.15)	$(29.65)	$(0.44)	$(43.82)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	22,711	776	22,527	707

(1) Includes the following stock-based compensation charges:

Cost of revenue	$126	$100	$299	$138
Research and development	408	101	727	173
Selling, general and administrative	1,332	1,020	2,616	1,918

	$1,866	$1,221	$3,642	$2,229